Exhibit (a)(5)(J)

EA Receives Second Request from FTC

REDWOOD CITY, Calif., April 17 2008 – Electronic Arts Inc. (“EA”) (NASDAQ: ERTS) today announced that it received a second request for information from the U.S. Federal Trade Commission (“FTC”) regarding its proposed acquisition of Take-Two Interactive Software, Inc. (“Take-Two”) (NASDAQ: TTWO).

While EA believes that its proposed transaction with Take-Two would not be anti-competitive, the FTC has not yet reached any conclusions regarding the proposed acquisition and has indicated that it needs further information and additional time to conduct its review.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Take-Two. The offer to purchase or solicitation of offers to sell is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related offer documents) filed by EA and EA08 Acquisition Corp. with the Securities and Exchange Commission, or SEC, on March 13, 2008. Before making any decision with respect to the offer, Take-Two stockholders are advised to read these documents, as they may be amended or supplemented from time to time, and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information, including the terms and conditions of the offer. These documents may be obtained at no charge by directing a request by mail to Georgeson, Inc., 199 Water Street, 26th Floor, New York, NY 10038, or by calling toll-free at (800) 213-0473, and may also be obtained at no charge at the website maintained by the SEC at http://www.sec.gov.

This release does not constitute a solicitation of proxies in connection with any matter to be considered at Take-Two’s 2008 annual meeting of stockholders. Neither EA nor its subsidiary making the tender offer is soliciting, or intends to solicit, proxies in respect of any matter to be considered at Take-Two’s 2008 annual meeting.

For additional information, please contact:

Jeff Brown	Tricia Gugler	David Drake
VP Communications	Director of Investor Relations	Georgeson
Electronic Arts	Electronic Arts	212-440-9861
650-628-7922	650-628-7327

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS(TM), EA(TM), EA SPORTS BIG(TM) and POGO(TM). In fiscal 2007, EA posted revenue of $3.09 billion and had 24 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA SPORTS BIG and POGO are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries.

Forward Looking Statements

Some statements set forth in this communication, including those regarding EA’s offer to acquire Take-Two and the expected impact of the acquisition on EA’s strategic and operational plans and financial results, contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that EA’s offer to acquire Take-Two will not be consummated; the possibility that, even if EA’s offer is consummated, the transaction will not close or that the closing may be delayed; the effect of the announcement of the offer on EA’s and Take-Two’s strategic relationships, operating results and business generally, including the ability to retain key employees; EA’s ability to successfully integrate Take-Two’s operations and employees; general economic conditions; and other factors described in EA’s SEC filings (including EA’s Annual Report on Form 10-K for the year ended March 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2007). If any of these risks or uncertainties materializes, the offer may not be consummated, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, EA’s and/or Take-Two’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements.

All information in this communication is as of the initial date on which this communication was released. EA undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.